================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                BI INCORPORATED
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                NOT APPLICABLE
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                BI INCORPORATED

                    ----------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                   ----------------------------------------

                          TO BE HELD NOVEMBER 13, 1997

                               Boulder, Colorado


The Annual Meeting of Shareholders of BI Incorporated (the "Company") will be held at the Raintree Plaza Hotel, 1900 Diagonal Highway 119, Longmont, Colorado, at 10:00 a.m. local time, Thursday, November 13, 1997, for the following purposes:

1. To elect seven (7) directors to serve until the next Annual Meeting and until their successors have been duly elected and qualified.

2. To ratify the appointment of Price Waterhouse LLP as independent accountants for the Company for the fiscal year ending June 30, 1998.

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The minutes of the last annual shareholders' meeting and the shareholders' list of their share eligibility to vote at the 1997 annual meeting will be open to inspection by the shareholders at the Corporate office, 6400 Lookout Road, Boulder, Colorado 80301.

     Shareholders of record at the close of business on September 24, 1997, will be entitled to notice of and to vote at the meeting, or any adjournment thereof.


                                   YOUR PROXY

PLEASE SIGN AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED POSTPAID ENVELOPE. SHOULD YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN THOUGH YOU HAVE GIVEN A PROXY. THE PROMPT RETURN OF YOUR PROXY WILL BE OF GREAT HELP IN PREPARING FOR THE MEETING.


                              By Order of the Board of Directors


                              Mckinley C. Edwards, Jr.
                              Secretary

Dated:  October 1, 1997

                                BI INCORPORATED
                               6400 LOOKOUT ROAD
                            BOULDER, COLORADO  80301

                 ----------------------------------------------
                                PROXY STATEMENT
                 ----------------------------------------------

SOLICITATION, EXERCISE AND REVOCABILITY OF PROXY

          The enclosed proxy is solicited by the Board of Directors of BI Incorporated (the "Company") for use at the Annual Meeting of Shareholders to be held Thursday, November 13, 1997, or any adjournment thereof. It is anticipated that this Proxy Statement and the accompanying form of proxy will first be mailed to the shareholders of the Company on or about October 1, 1997. The Company's principal executive offices are located at 6400 Lookout Road, Boulder, Colorado 80301, and its telephone number at those offices is (303) 218-1000.

          Proxies are revocable at any time before voted by written notice to the Company, grant of a subsequent proxy, or voting at the meeting in person. Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to the solicitation (and not properly revoked before they are voted) will be voted (i) for the election of the seven nominees to the Board of Directors named elsewhere herein; and (ii) for the ratification of the appointment of Price Waterhouse LLP as independent accountants for the Company for the fiscal year ending June 30, 1998. In the event a shareholder specifies a different choice on his proxy, his shares will be voted in accordance with the specifications so made.

COST OF SOLICITATION

          The cost of the solicitation of proxies will be borne by the Company. The Company may reimburse brokers and other custodians, nominees or fiduciaries for their expenses in forwarding proxy material to principals and obtaining their proxies.

VOTING

          Only shareholders of record at the close of business on September 24, 1997 will be entitled to vote at the meeting. On September 1, 1997, there were issued and outstanding 7,417,191 shares of Common Stock of the Company, entitled to one vote per share. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock as of the record date constitutes a quorum and is required in order for the Company to conduct business at the
Annual Meeting.   Shareholders are not entitled to cumulate their votes in the election of Directors, which means that the holders of more than half the shares voting for the election of the Directors can elect all the Directors if they choose to do so. On all matters, a favorable vote consists of a simple majority of the votes represented at a meeting at which a quorum is present. Abstentions and broker non-votes are counted towards a quorum. Abstentions are counted in the tabulations of the votes cast, but broker non-votes on any proposal are not considered to be represented at the meeting as to such proposal and therefore are not counted for purposes of determining whether a proposal has been approved.

          The Board of Directors knows of no shareholder owning more than five percent (5%) of the outstanding voting securities of the Company, except for Dimensional Fund Advisors, Inc. and Wellington Management, Co.

ELECTION OF DIRECTORS

          The Board of Directors consists of seven incumbent members, all of whom are to be elected at the meeting to hold office until the next meeting of shareholders and until their successors are elected and qualified.

INFORMATION CONCERNING DIRECTORS

          William E. Coleman, Mckinley C. Edwards, Jr., Beverly J. Haddon, David
J. Hunter, Perry M. Johnson, Jeremy N. Kendall, and Byam K. Stevens, Jr., were elected by the shareholders at the last annual meeting, and have been nominated by the Board of Directors for re-election. Frank L. Randall, Jr. has resigned from the Board effective November 13, 1997, and will not be standing for reelection. The Proxies cannot vote a greater number of persons than the number of nominees named. All nominees have informed the Company that they are willing to serve, if elected, and management has no reason to believe that any nominee will be unavailable. In the event a nominee for directorship should become unavailable for election, the persons named in the proxy will vote for the election of any other person who may be recommended and nominated by the Board for the office of director. Information regarding nominees and directors is set forth below.

NOMINEES FOR ELECTION AS DIRECTORS
                                                                                       Age             Director Since
                                                                                       ---             --------------

          WILLIAM E. COLEMAN is Chairman of Colorado Venture Management, Inc., a       63                   1984
business consulting and venture capital firm, and has been President of Cogen
Technology, Inc., developers of cogeneration projects, since August 1987. He is also Chairman of Colorado Greenhouse, a director of Hauser, Inc. and Telemark,
Inc. Dr. Coleman has been Vice Chairman of the Board since November 1992.

          MCKINLEY C. EDWARDS, JR. has been Executive Vice President and Chief         55                   1990
Operating Officer since November 1996. He joined the Company in November 1983 as
Manufacturing Manager, was elected Vice President of Manufacturing in November
1984, promoted to Executive Vice President of Operations in April 1985 and was
elected as Treasurer and Secretary in June 1986.

          BEVERLY J. HADDON has been Partner at CRL Associates, a business             55                   1994
consulting and government lobbying firm, since April 1993. Prior to this date, she held various positions, over 28 years with Norwest Bank, her latest being
Executive Vice President from June 30, 1991 through May 30, 1992.

          DAVID J. HUNTER joined the Company in June 1981 and served as                52                   1982
Operations Manager and Vice President of Operations from January 1982 to July
1982, Vice President and Chief Operating Officer from July 1982 to April 1985, and as President and Chief Executive Officer from April 1985 to the present.

          JEREMY N. KENDALL has been Chairman and Chief Executive Officer of           57                   1981
Stake Technology, Ltd., a company which has developed a process for converting biomass into chemicals and pulp, since June 1983. Mr. Kendall is also Chairman of JEMTEC, Inc., an independent distributor of certain of the Company's products. He is Director of Brigdon Resources, Inc., Chairman of Redauram Inc.,
Chairman of Easton Minerals, and Chairman of Logicsys, Inc. Mr. Kendall has been
Chairman of the Board since November 1992.

             PERRY M. JOHNSON has served as a Corrections Consultant since April       66                   1994
1988. He consults in the areas of prison overcrowding, implementation of house arrest and halfway house programs and development of offender classification systems. Since January 1982 he has been Adjunct Professor for the School of
Criminal Justice at Michigan State University. Prior to April 1988 Mr. Johnson
was Deputy Director, Bureau of Field Services; Director, Michigan Department of
Corrections; Warden, State Prison of Southern Michigan and Deputy Director,
Bureau of Correctional Facilities.

          BYAM K. STEVENS, JR. has served as a security analyst and portfolio          67                   1989
manager for the stock brokerage firm of H.G. Wellington & Co., Inc. since March
1986. From January 1973 to that time, he served in the same capacities for
Stillman, Maynard & Co. until the two firms merged.

DIRECTOR COMPENSATION

          Each non-employee director was granted, on July 1, 1997, an option pursuant to the 1996 Plan to purchase 4,500 shares of the Company's common stock at the closing price on the date prior to the grant date for service in fiscal 1997. Non-employee Directors received $1,000 for each Board of Directors meeting attended during the fiscal year. Non-employee directors who are members of the Audit, Nomination and Compensation Committees received $250 for each meeting attended during the fiscal year as stated below. On November 13, 1997, each re-elected non-employee director will receive $5,000.

COMMITTEES, ATTENDANCE, NOMINATIONS

          The Company has standing Audit, Nomination and Compensation Committees. The Company's Audit Committee during fiscal 1997 was comprised of Messrs. Coleman, Hunter, Johnson, and Stevens. This Committee recommends engagement of the Company's independent accountants, approves services performed by such accountants, and reviews and evaluates the Company's accounting system of internal controls. The Audit Committee met 4 times during fiscal year 1997. During fiscal 1997, the Compensation Committee consisted of Messrs. Randall, Hunter (non-voting member), Kendall, Stevens, and Ms. Haddon. This Committee approves salaries and other compensation arrangements for the executive officers of the Company. This Committee also approves option grants to eligible employees under the Company's stock option plans. The Compensation Committee met 5 times during fiscal 1997. The Nomination Committee consisting of Messrs. Hunter, Coleman, Kendall and Johnson did not meet in fiscal 1997. This committee was formed to develop the composition and participation guidelines of the Board of Directors. The Company's Board of Directors met five times during fiscal 1997. Each Director participated by personally attending during fiscal 1997 over 75% of both the Board of Directors meetings and meetings of committees of which he or she was a member.

          Any shareholder who desires to propose a candidate for Board membership should send to the attention of the Secretary of the Company a signed letter of recommendation containing the name and address of the proposing shareholder and the proposed candidate (see "Shareholder Proposals") and setting forth the complete business, professional and educational background of the proposed candidate.

BENEFICIAL OWNERSHIP OF COMMON STOCK

          The following table sets forth certain information regarding the beneficial ownership of the Common Stock, as of August 31, 1997 by (i) persons known to the Company to own beneficially more than five percent (5%) of the outstanding Common Stock of the Company, (ii) by each director, (iii) by each named executive officer, and (iv) by all executive officers and directors as a group. A person is deemed to be a beneficial owner of Common Stock that can be acquired by such person within 60 days from August 31, 1997 upon the exercise of warrants or options.

                      Name                            Amount and nature      Percent of Class
                                                   of beneficial ownership
     ----------------------------------------------------------------------------------------
     Wellington Management, Co.
     75 State Street
     Boston, MA 02109                                      623,000 (1)               8.4%

     Dimensional Fund Advisors, Inc.
     1299 Ocean Avenue, 11th Floor
     Santa Monica, CA 90401                               553,200  (1)               7.5%

     Jackie A. Chamberlin                                  64,872  (2)                *

     William E. Coleman                                    37,000  (3)                *

     Mckinley C. Edwards, Jr.                             133,438  (4)               1.8%

     Beverly J. Haddon                                     23,000  (5)                *

     David J. Hunter                                      252,676  (6)               3.3%

     Perry M. Johnson                                      25,000  (7)                *

     Jeremy N. Kendall                                     42,000  (8)                *

     Frank L. Randall, Jr.                                 47,306  (9)                *

     Byam K. Stevens, Jr.                                 79,000  (10)               1.0%

     All Officers and Directors as a Group               704,292  (11)               8.9%
     (9 persons)

--------------------------
*    Represents less than 1%

(1)  As of June 30, 1997.

(2)  Includes options to purchase 57,255 shares, exercisable within sixty days.

(3) Includes options to purchase 28,000 shares and warrants owned by Colorado Venture Management to purchase 9,000 shares, exercisable within sixty days. Dr. Coleman is Chairman of Colorado Venture Management, Inc., which is the general partner of Colorado Venture Management.

(4) Includes options to purchase 90,299 shares, exercisable within sixty days. Also includes 3,000 shares owned by Mr. Edwards' children, as to which shares Mr. Edwards disclaims beneficial ownership.

(5)  Includes options to purchase 22,000 shares, exercisable within sixty days.

(6) Includes options to purchase 184,485 shares, exercisable within sixty days. Also includes 8,536 shares owned by Mr. Hunter's two sons, as to which shares Mr. Hunter disclaims beneficial ownership.

(7)  Includes options to purchase 22,000 shares, exercisable within sixty days.

(8)  Includes options to purchase 37,000 shares, exercisable within sixty days.

(9)  Includes options to purchase 37,000 shares, exercisable within sixty days.

(10) Includes 24,000 shares owned by Mr. Stevens' relatives, as to which shares he disclaims beneficial ownership. Also includes options to purchase 37,000 shares, exercisable within sixty days.

(11) Includes options or warrants to purchase 524,039 shares, exercisable within sixty days.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

          The Named Executive Officers, (Messrs. Hunter, Edwards, and Ms. Chamberlin) have employment agreements with the Company. These agreements assure continuity of management in the event of any actual or threatened change in control as defined in these agreements. The Company agrees to continue the employ of the executive for one year from the effective date of the change in control. The executive will receive annual salary and benefits of not less than his or her current rate, and will be eligible to participate in bonus and other incentive compensation plans on the same basis he or she was participating before the change in control. If the executive is terminated as a result of the change in control (as defined in the agreement) he or she will receive salary and benefits as if he or she were an employee through the end of his or her employment contract period.

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

          With respect to fiscal 1997 executive compensation, the Compensation Committee (the "Committee") administered: the compensation for the corporate officers and Board of Directors, the 1991 Stock Option Plan, the 1996 Stock Option Plan, the Key Employee and Director Non-Qualified Stock Option Plan and the Employee Non-Qualified Stock Option Plan. The Committee also annually establishes and reviews the bonus program for corporate officers. The Committee's policy in administering these plans and programs is to provide a strong and direct link among shareholder value, company performance and executive compensation as well as to structure sound compensation programs that will attract and retain high quality people.

            Officer Compensation Policy.  The Committee retained the services of
            ----------------------------
a professional executive compensation consultant to help establish the corporate officer compensation policy. This consultant reviewed all aspects of the short- and long-term compensation of corporate officers. The Committee directed the consultant to research companies with characteristics similar to those of the Company. Such characteristics included size, stature, industry similarities, growth and investment patterns, earnings comparisons and various ratio analyses. Additionally, the Committee's policy is to assure that the officers are compensated annually at an average to similar positions at these other companies, and over the long term at an above average level to assure ample incentive for the growth and viability of the Company over time. The Board of Directors, after reviewing the recommendations of the consultant, have chosen to use the recommendations as a guideline when considering future corporate officer compensation matters. Both the Committee and the Board regularly review national executive compensation surveys to assure the parity and appropriateness of BI's officer compensation policy.

          The Committee's corporate officer compensation policy is founded on principles that guide the Company in establishing compensation programs at all levels of the organization. These compensation programs are designed to treat all employees fairly and to be cost-effective. To that end, all programs, including those for corporate officers, have the following characteristics:

          Compensation is based on the level of job responsibility, the individual's level of performance, and Company performance. Corporate officers have a greater portion of their pay based on Company performance than do other management employees. Compensation also takes into consideration the value of the job in the marketplace. To retain its highly skilled work force, the Company strives to remain competitive with the pay of employers of a similar stature who compete with the Company for talent.

          Through its stock option and stock purchase plans, the Company offers the opportunity for equity ownership to all of its employees. In addition, the Company provides corporate officers and other key employees the opportunity to build more substantial equity ownership through its Option Plans.

          Reviews are conducted at the first Compensation Committee meeting after the end of each fiscal year. At these reviews both short- and long-term compensation matters are considered based upon previous year-end results and the new plan for the future.

          Fiscal 1997's revenue and cash flow were at record levels. Revenue was up 23% over the level of fiscal 1996. Cash flow from operations was $9,052,000, an increase of 37% over fiscal 1996. Net income however declined 36% from $2.9 million in fiscal 1996 to $1.8 million in fiscal 1997. During the period, the Company invested heavily in activities related to new product development and market expansion in both its electronic monitoring and information systems businesses. Additionally, the Company invested in the development of a new community correctional services business by means of an acquisition and growth strategy. It is Management's belief that such investments are essential to the progress of the Company over the long-term.

          Because of the decline of Company earnings in fiscal 1997, no cash bonuses were paid as set forth in the fiscal 1997 Officer Bonus Guideline established in August 1996.

          Long-term incentive compensation in the form of stock options is an important element of the performance-based compensation of executive officers as well as other managers and employees within the Company. The grant of stock options continues the Company's long-standing practice of increasing management's equity ownership in order to ensure that their interests remain closely aligned with those of the Company's shareholders. Stock options and equity ownership in the Company provide a direct link between executive compensation and shareholder value and serve as an incentive because the exercise price is equal to the fair market value on grant date; thus, executive officers will receive future gains from these options only to the extent the price of the Company's stock increases. Stock options, in addition to providing the Company's key employees an opportunity for increased equity ownership also create an incentive to remain with the Company for the long term. This is particularly important to the success of the five year plan.

          Accordingly, in July 1997, the Committee reviewed the status of each officer's stock options and concluded that option levels were appropriate at this time. No additional officer options were granted by the Board.

          In view of the progress made both in revenue growth and cash flow, and in view of the officers' steadfast belief that near-term investments will result in long-term growth and increased profitability, the Committee recommended and the Board approved a 4% increase in each of the officers' salaries effective July 1, 1997. The Committee also recommended and the Board approved a net car allowance of $500 per month for each of the officers.

            Chief Executive Officer Compensation.  The Committee reviews all
            -------------------------------------
compensation matters relative to the CEO after the close of each fiscal year at June 30. At the first Compensation Committee meeting of fiscal 1997, the Committee recommended and the Board approved an annual salary of $200,000 for Mr. Hunter effective July 1, 1996. This salary was $30,000 more than the previous year, and brought him in line with the previously mentioned survey guidelines.

          The Committee conducted a written and oral evaluation of Mr. Hunter, the Company's President and Chief Executive Officer, in July 1997.

          In accordance with the Fiscal 1997 Officer Bonus Guideline, Mr. Hunter was eligible to receive a bonus of 50% of his base salary if the Company had met its planned net income target for fiscal 1997. Since this target was not met, the bonus was not paid. However, as stated above, in view of the progress made both in revenue growth and cash flow, and in view of Mr. Hunter's belief that the investments made in fiscal 1997 will result in long-term growth and increased profitability, the Committee recommended and the Board approved a 4% increase in Mr. Hunter's salary effective July 1, 1997. The Committee also recommended and the Board approved a net car allowance of $500 per month. As stated above, no additional options were recommended.

          The Committee will continue to review all aspects of Mr. Hunter's compensation annually in July to establish goals for the ensuing fiscal year against which his performance and adjustments in compensation will be evaluated.

          Compensation Committee: Frank L. Randall, Jr., Chairman; Beverly J. Haddon; Jeremy N. Kendall: Byam K. Stevens, Jr.; David J. Hunter (non-voting member)

   The following table sets forth the compensation paid each of the last three fiscal years ended June 30, 1997, 1996 and 1995 to the Company's Chief Executive Officer and each Executive Officer who received compensation in excess of $100,000 (collectively, the "Named Executive Officers").

                                                    SUMMARY COMPENSATION TABLE

                                                                          Long-term Compensation
                                                                        -------------------------
                                                                          Awards         Payouts
                                                                        -------------------------
                                                                                        Number of
Name and title                           Annual Compensation            Restricted       Option
--------------                    ----------------------------------      Stock          Shares        LTIP*      All Other
                                  Year          Salary        Bonus       Awards         Granted      Payouts   Compensation
                                  ----         --------      -------    ----------      --------     --------   -----------
David J. Hunter                   1997         $197,500      $     0         0           100,000(b)      0           $8,450

President                         1996          169,167       85,000         0           100,000(b)      0            4,592

Chief Executive Officer           1995          149,968       75,000         0            75,000         0            4,332


Mckinley C. Edwards, Jr.          1997         $163,750      $     0         0            75,000(b)      0           $7,369

Executive Vice President,         1996          149,375       60,000         0            75,000(b)      0            1,224

Chief Operating Officer           1995          134,439       54,000         0            37,500         0            3,866


Jackie A. Chamberlin              1997         $109,167      $     0         0            50,000(b)      0           $4,987

Vice President, Finance           1996           99,583       30,000         0            50,000(b)      0            2,791

Chief Financial Officer           1995           89,663       27,000         0            22,500         0            1,797

* Long-term Incentive Plan

(a) Represents the matching contribution made pursuant to the Company's 401k retirement savings plan as follows: Mr. Hunter $1,410; Mr. Edwards $1,481; and Ms. Chamberlin $1108. In addition, the Company has a policy to pay employees annually for earned but unused vacation hours up to 40 hours. Other compensation includes $3,846 for Mr. Hunter, $3,173 for Mr. Edwards and $896 for Ms. Chamberlin for unused vacation hours.

     The Company pays the life insurance premiums in connection with a policy purchased as part of a deferred compensation arrangement for certain key executives. Other compensation includes $3,194 for insurance premiums paid for Mr. Hunter, $2,715 for Mr. Edwards and $2,983 for Ms. Chamberlin.

(b) These options were originally granted on August 15, 1996, for fiscal 1996 performance and repriced on January 21, 1997 by the Board of Directors. The vesting schedules and termination dates, of repriced options remain unchanged.

STOCK OPTION GRANTS

          The following table shows the stock options granted to the Named Executive Officers during 1997 and the potential realizable value of those grants (on a pre-tax basis) determined in accordance with SEC rules. The information in this table shows how much the Named Executive Officers may eventually realize in future dollars if the stock gains 5% or 10% in value per year, compounded over the life of the options. These amounts represent assumed rates of appreciation, and are not intended to forecast future appreciation of the Company's Common Stock.

          The options described in this table have exercise prices equal to the fair market value of a share of Common Stock on the date they were granted or repriced.

                                           OPTION SHARES GRANTED IN FISCAL 1997
                                                   Individual Grants
                              -----------------------------------------------------------------
                                                          % of Total                                      Potential Realizable
                                Number of                Option Shares                                     Value at Assumed
                                 Option                   Granted to       Exercise                         Annual Rates of
                                 Shares                  Employees in      Price Per      Expiration    Stock Price Appreciation (b)
Name                             Granted                  Fiscal Year        Share           Date            5%             10%
------------------------         -------                  -----------      ---------      -----------    -------------------------
David J. Hunter                 100,000(a)                   12.3%           $7.00           8/14/06         $440,000   $1,116,000

Mckinley C. Edwards, Jr.        75,000(a)                     9.2%           $7.00           8/14/06         $330,000   $  837,000

Jackie A. Chamberlin            50,000(a)                     6.2%           $7.00           8/14/06         $220,000   $  558,000

(a) Originally granted August 15, 1996, for fiscal 1996 performance and repriced on January 21, 1997 by the Board of Directors. The vesting schedules and termination dates of repriced options remain unchanged.

(b)  Calculated over ten-year period, representing the life of the option.

STOCK OPTION EXERCISES AND OPTION VALUES

     The following table shows information concerning the exercise of stock options by each of the Named Executive Officers during fiscal 1997, and the value of all remaining unexercised options at June 30, 1997, on a pre-tax basis.

                         AGGREGATE OPTION SHARES EXERCISED IN FISCAL 1997 AND JUNE 30, 1997 OPTION VALUES

                                                                              Number of Unexercised    Value of Unexercised, In-the-
                                           Shares                              Options at 6/30/97       Money Options at 6/30/97(b)
                                         Acquired on    Net Value            ------------------------   ----------------------------
Name                                      Exercise     Realized(a)           Exercisable Unexercisable   Exercisable  Unexercisable
----                                     -----------   -----------           ----------- -------------   -----------  -------------
David J. Hunter                               0           $0                    145,735  130,000             $302,648  $118,906

Mckinley C. Edwards, Jr.                      0            0                     65,924   85,000              125,518    69,453

Jackie A. Chamberlin                          0            0                     41,630   60,125               81,523    53,804

(a) The net value realized on exercise of stock options is calculated by subtracting the exercise price from the market value of the Company's common stock as of the exercise date.

(b) The value of unexercised in-the-money options is equal to the market value of the common stock at June 30, 1997 ($7.50 per share) less the per share option price, multiplied by the number of exercisable or unexercisable options.

STOCK OPTION REPRICING

          The following table shows information concerning the repricing of options for each executive officer of the Company for the ten year period July 1, 1987 to June 30, 1997.

                                                  TEN-YEAR OPTION/SAR REPRICINGS
------------------------------------------------------------------------------------------------------------------------------------
(a)                            (b)      (c)                  (d)                (e)               (f)          (g)
                                        Number of            Market Price of    Exercise Price                 Length of Original
                                        Options/SARs         Stock at Time      At Time of        New          Option Term Remaining
                                        Repriced or          of Repricing or    Repricing or      Exercise     at Date of Repricing
                                        Amended              Amendment          Amendment         Price        or Amendment
Name                           Date     (#)                  ($)                ($)               ($)          (in months)
------------------------------------------------------------------------------------------------------------------------------------
David J. Hunter               1/21/97       100,000            $ 7.00           $ 12.83           $ 7.00               115
Chief Executive Officer       4/18/94        40,000              4.88             5.875             5.13              9 (1)
                              4/18/94        10,000              4.88              7.50             5.13                20
                              4/18/94        20,000              4.88             7.375             5.13                57
                              4/18/94        52,455              4.88             7.625             5.13                63
                              4/18/94        28,280              4.88             7.625             5.13                63

                              1/28/92        10,000              7.50             10.75             7.50                47

                             10/20/87        15,000             3.563             5.625            3.563                54
------------------------------------------------------------------------------------------------------------------------------------
Mckinley C. Edwards, Jr.      1/21/97        75,000              7.00             12.38             7.00               115
Executive Vice President,     4/18/94        35,000              4.88             5.875             5.13              9 (1)
 Chief Operating Officer      4/18/94        10,000              4.88              7.50             5.13                20
                              4/18/94        15,000              4.88             7.375             5.13                57
                              4/18/94        23,424              4.88             7.625             5.13                63

                              1/28/92        10,000              7.50             10.75             7.50                47

                             10/20/87        10,000             3.563             5.625            3.563                54
------------------------------------------------------------------------------------------------------------------------------------
Jackie A. Chamberlin          1/21/97        50,000              7.00             12.38             7.00               115
Chief Financial Officer       4/18/94        10,000              4.88              7.50             5.13                12
Vice President Finance        4/18/94         2,500              4.88              7.00             5.13                27
                              4/18/94         7,000              4.88              8.25             5.13                55
                              4/18/94        11,255              4.88             7.625             5.13                63

                              1/28/92        10,000              7.50            9.9375             7.50                39

                             10/20/87         1,268             3.563              4.93            3.563                59
                             10/20/87         6,499             3.563              4.93            3.563                59
------------------------------------------------------------------------------------------------------------------------------------

(1)  While this reflects the length of the original option term remaining at the
                                           --------
     date of repricing, the actual length of the option term remaining was 33 months, because the termination date for these options was extended from January 1995 to January 1997 at the time they were repriced.

     Compensation Committee: Frank L. Randall, Jr., Chairman, Beverly J. Haddon, Byam K. Stevens, Jr., Jeremy Kendall, David J. Hunter (non-voting member).

RELATED PARTY TRANSACTIONS; COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Hunter, the Company's CEO, served as a non-voting member of the Company's compensation committee during fiscal 1997, but did not participate in discussions involving his compensation.

     During fiscal 1997 the Company sold home arrest equipment and services to JEMTEC, Inc. in the amount of $551,000. Mr. Kendall, the Chairman of the Company, is Chairman of JEMTEC, Inc.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 30, 1997, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that one report of a single transaction was filed late by each of Mr. Coleman, Mr. Randall, and Mr. Stevens.

                               PERFORMANCE GRAPH

The following indexed graph indicates the Company's total return to its stockholders from June 30, 1992 to June 30, 1997 as compared to total return for the NASDAQ Stock Market (U.S. companies) Index and a self-determined Peer Group Index selected by the Company, assuming a common starting point of $100 and that all dividends were reinvested. The information contained in this graph is not necessarily indicative of future Company performance.

  COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG BI INCORPORATED, THE
          NASDAQ STOCK MARKET (U.S. COMPANIES) INDEX AND A PEER GROUP


Measurement Period                                           NASDAQ
(Fiscal Year Covered)     BI Inc         Peer Group     Composite (U.S.)

Measurement PT
6/30/92                  $100.00           $100.00           $100.00

FYE 6/30/93              $104.76           $168.68           $125.76

FYE 6/30/94               $60.31           $148.35           $126.96

FYE 6/30/95               $84.12           $125.43           $169.47

FYE 6/30/96              $168.25           $225.24           $217.57

FYE 6/30/97               $95.24           $179.83           $396.39

Source: Carl Thompson Associates www.ctaonline.com (303) 494-5472. Data from Bloomberg Financial Markets, and CRSP.

Self-determined peer group consists of six companies which are as follows:
American Medical Alert Corp, Checkpoint Systems, Inc., Response USA, Inc., Amtech Corp, Destron Fearing Corp and Lifeline Systems, Inc. Four of these companies have a standard industrial classification code of 366 to 369. Two companies provide personal emergency response monitoring.

PROPOSALS FOR VOTING

PROPOSAL ONE: ELECTION OF DIRECTORS

          The Board of Directors recommends that the shareholders vote FOR the election of the seven directors, as discussed under "Election of Directors."

PROPOSAL TWO: APPOINTMENT OF INDEPENDENT ACCOUNTANTS

          The Board of Directors recommends that the shareholders ratify the appointment of Price Waterhouse LLP, independent accountants, to audit the financial statements of the Company for the fiscal year ending June 30, 1998. Price Waterhouse LLP has been the Company's independent accountant for over ten years. A representative of Price Waterhouse LLP will be present at the annual meeting and will have an opportunity to make a statement if he so desires. This individual will also be available to respond to appropriate questions. An adverse vote will be considered as a direction to the Board of Directors to select other independent accountants for the fiscal year ending June 30, 1999.

OTHER MATTERS

          The Board of Directors of the Company knows of no other matters to be presented at the Annual Meeting other than those described above. However, if any other matters properly come before the meeting it is intended that the person named in the enclosed proxy will vote on such matters in accordance with his or her best judgment.

SHAREHOLDER  PROPOSALS

          Proposals of shareholders intended to be presented at the 1998 Annual Meeting must be received by the Company, attention of the Secretary, 6400 Lookout Road, Boulder, Colorado 80301 by June 3, 1998, and must be made in compliance with federal securities laws.

ANNUAL  REPORT - FINANCIAL  STATEMENTS

          A copy of the Annual Report to Shareholders, including financial statements for each of the three years in the period ended June 30, 1997, is being mailed to all shareholders herewith. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

                                      By Order of the Board of Directors


                                      Mckinley C. Edwards, Jr.

                                      Secretary

Dated:  October 1, 1997

                       PROXY SOLICITED ON BEHALF OF THE
                     BOARD OF DIRECTORS OF BI INCORPORATED

                    FOR ANNUAL MEETING ON NOVEMBER 13, 1997


          The undersigned hereby appoints David J. Hunter and Mckinley C. Edwards, Jr., or either of them, attorneys and proxies for the undersigned, with full power of substitution, to vote all shares of capital stock of BI Incorporated (the "Company") held of record by the undersigned on September 24, 1997, at the Annual Meeting of Stockholders of BI Incorporated to be held at the Raintree Plaza Hotel, 1900 Diagonal Highway 119, Longmont, Colorado on Thursday, November 13, 1997, 10:00 a.m., M.S.T., and at any adjournment thereof. The undersigned hereby revokes any proxy or proxies heretofore given in respect to the same shares of stock.

          THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BELOW BY THE UNDERSIGNED WITH RESPECT TO PROPOSALS 1, AND 2. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED FOR SUCH PROPOSALS AND SUCH SHARES WILL BE VOTED IN EITHER OR BOTH OF THE PROXIES' DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

          TO ENSURE A QUORUM, YOU ARE URGED TO DATE AND SIGN THIS PROXY ON THE LINE BELOW AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

          THE DIRECTORS RECOMMEND A VOTE FOR THESE TWO PROPOSALS:

          1.  Election of Directors.

              _____ FOR (except as  _____ WITHHOLD AUTHORITY to vote for all
                        (listed below)       nominees listed below


              Nominees:  William E. Coleman, Mckinley C. Edwards, Jr., Beverly
                         J. Haddon, David J. Hunter, Jeremy N. Kendall, Perry M. Johnson and Byam K. Stevens, Jr.


              If you desire to withhold authority to vote for any individual nominee, please write the nominee's name on the space provided:

              --------------------------------------------



          2.  Ratification of Price Waterhouse LLP as independent accountants.


                      _____ FOR    _____ AGAINST    _____ ABSTAIN


              In their discretion, the above-named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment hereof.

                        Dated:__________________________________, 19 _____


                        --------------------------------------------------
                        Signature


                        --------------------------------------------------
                        Signature if held jointly

                        Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.